Monday, October 10, 2005

Window Rock Capital Corporation
122 North Camellia Grove
The Woodlands, Texas 77382

Mr. Tony Reynolds
RPM Ventures LLC dba Reynolds Family Homes
934 Dianthus Court
Reynoldsburg, Ohio 43068

RE:	Letter Agreement

Dear Tony:

We have been discussing a business transaction for about a month. This Letter Agreement (Agreement) outlines in writing what we have agreed verbally in series of telephone conference calls over the last two weeks. Your firm, RPM Ventures, LLC dba Reynolds Family Homes, an Ohio limited liability corporation [registration number 1521925] (hereinafter Reynolds), owns various house building lots (and the option on 90 more) in the City of Columbus, County of Franklin, State of Ohio that an Franklin County Auditor appraised to a value of SEVENTY-FIVE THOUSAND SIX HUNDRED U.S. DOLLARS ($75,600 USD) and an approximate retail appraised value of NINETY THOUSAND SEVEN HUNDRED TWENTY U.S. DOLLARS ($90,720 USD) (hereinafter Building Lots
& Option).  Our firm, Window Rock Capital Holdings, Inc. (hereinafter
WRCH), is a publicly-traded company on the Pink Sheets Electronic
Quotation Service (OTC: NWMN), located at 304 Hudson Street, New York, New York 10013. With this Agreement, WRCH and Reynolds agree to move the Building Lots & Option into a company, structured as a joint venture between Reynolds and WRCH (hereinafter Joint Venture Company). In exchange for the moving the Building Lots & Option into the Joint Venture Company with WRCH, WRCH and Reynolds agree that Reynolds will receive $40,000 USD worth of WRCH common stock as S-8 Free Trading shares immediately as a down payment and $10,000 USD worth of WRCH common stock (Rule 144 Restricted shares)
within 120 days of the Closing Date of this Agreement.   This Agreement is
subject to a loan pre-approval from the Ohio Community Development Finance Fund (hereinafter OCDFF), located at 17 South High Street, Suite 900, Columbus, Ohio 43215.

Also with this Agreement, WRCH and Reynolds agree that WRCH will be a signatory to the OCDFF construction and development loan. Also, WRCH and Reynolds mutually agree that a joint venture will be created, separate from Reynolds and WRCH, where Reynolds will be a fifty percent (50%) owner and WRCH will be a fifty percent (50%) owner. Also, both parties agree that the Joint Venture Company will split all profits of the Joint Venture Company by 50% after the expenses are paid. Each party will retain 50% of the stock of the Joint Venture Company and each party will retain 50% of the Joint Venture Company board seats.

WRCH and Reynolds agree that the 90 other lots, the Option, will be acquired and developed over time by Reynolds and WRCH in the Joint Venture Company on an equal (50% / 50%) basis, in the same manner as the first ten lots.

This Agreement expires on October 17, 2005 if not fully executed by both Reynolds and WRCH on or before that date.

Please sign the bottom of this Agreement and fax it back to the Company at 1-832-201-0892.

Thank you for your attention to this matter. If you have any questions, please feel free to call me on 1-832-225-1372.

Best regards,
WINDOW ROCK CAPITAL CORPORATION

Charles R. Shirley
Chairman & CEO

AGREED:
RPM VENTURES, LLC

Anthony W.  Tony  Reynolds
President